UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2015

Kratos Defense & Security Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34460	13-3818604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4820 Eastgate Mall, Suite 200
San Diego, California 92121
(Address of Principal Executive Offices) (Zip Code)

(858) 812-7300
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2015, Kratos Defense & Security Solutions, Inc. (the “Company”) entered into a bonus agreement (the “Bonus Agreement”) with Richard Poirier, President of the Company’s Electronic Products Division.

As previously disclosed on Form 8-K filed June 1, 2015, under the terms of the Stock Purchase Agreement, dated May 31, 2015, by and among the Company, Ultra Electronics Holdings plc, and Ultra Electronics Defense Inc. (“Buyer”), the Company agreed to sell the U.S. and U.K operations of its Electronic Products Division to Buyer (the “Transaction”).  The Bonus Agreement is intended to provide Mr. Poirier an incentive arrangement to recognize his contributions in the event of the completion and closing of the Transaction.

Under the terms of the Bonus Agreement, subject to the conditions set forth therein, Mr. Poirier will receive a cash bonus payable within ten days of the Transaction’s closing, provided the Company receives at least $250,000,000 in cash consideration from the Transaction and Mr. Poirier is an active employee at the time of the Transaction’s closing.  The cash bonus under the Bonus Agreement is $4,000,000 for Transaction cash consideration received by the Company of $250,000,000 but less than $275,000,000; $5,000,000 for Transaction cash consideration received by the Company greater than $275,000,000 but less than $300,000,000; or $6,000,000 for Transaction cash consideration received by the Company of $300,000,000 or greater.  The Bonus Agreement also provides for the vesting of Mr. Poirier’s unvested equity awards (excluding any equity awards tied to the market price of the Company’s common stock), in the event Mr. Poirier’s employment is terminated as a result of the closing of the Transaction.

The foregoing description of the Bonus Agreement is a summary only and is qualified in its entirety by the full text of the Bonus Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01                       Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Bonus Agreement, dated June 1, 2015, by and between Kratos Defense & Security Solutions, Inc. and Richard Poirier

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Kratos Defense & Security Solutions, Inc.
Date: June 2, 2015
	By:	/s/ Deborah S. Butera
	Name:	Deborah S. Butera
	Title:	Senior Vice President, General Counsel/Registered In-House Counsel, Chief Compliance Officer, and Secretary

Exhibit 10.1

March 19, 2015

Rich Poirier
President, Kratos Electronic Products Division

Dear Rich

The Electronic Products Division (EPD) business is and has been an integral part of Kratos, with its sophisticated product offerings, long standing customer relationships, and future growth opportunities.    We believe that EPD is well positioned for continued success as a result of your efforts to maintain and expand this business.  We also believe that this may be the most opportune time to pursue a potential monetization of the U.S. and U.K.-based EPD businesses to deliver the most shareholder value to Kratos’ shareholders.  We need your continued dedication and contributions to pursue this potential transaction and ultimately to assist in the successful completion of this transaction.

We have established the following incentive arrangement to recognize your contributions in the event of a successful monetization of the U.S. and U.K.-based EPD businesses via a sales transaction.  Such transaction would not include the sale of any Israel-based EPD operations.  Our bonus program will be effective upon the execution of this letter by both parties and the close of a sales transaction of the U.S. and U.K-based EPD businesses, with a tiered scale based upon the actual cash consideration received by Kratos as a result of closing the transaction.  Consideration shall not include earn-outs, tax benefits, the assumption or forgiveness of debt, equity compensation paid to employees, and the like, all of which will be excluded from the calculation.  You must be an active employee at the time of the transaction’s closing to receive a bonus payment.  The bonus program is structured as follows:

●	$4,000,000 bonus for cash consideration received by Kratos of $250,000,000 but less than $275,000,000; or
●	$5,000,000 bonus for cash consideration received by Kratos of greater than $275,000,000 but less than $300,000,000; or
●	$6,000,000 bonus for cash consideration received by Kratos of $300,000,000 or greater.

No bonus will be payable if the cash consideration received by Kratos is less than $250,000,000.  Any earned bonus will be paid within ten (10) days of the transaction’s closing. In addition, in the event your employment is terminated as a result of the close of a sales transaction of the EPD business, all of your unvested equity awards (stock options and restricted stock units) will immediately vest, excluding any equity awards that are tied to the market price of Kratos’ shares.  Any equity awards that are tied to the market price of Kratos’ shares will remain subject to the terms and conditions of the original award agreement.

We appreciate your continued dedication and contributions to build and expand our EPD business and your assistance in pursuing this potential monetization of EPD’s U.S. and U.K.-based operations.

Sincerely,

/s/ Eric DeMarco

Eric DeMarco
President & CEO
Kratos Defense & Security Solutions, Inc.

Rich Poirier – President, Kratos Electronic Products Division

/s/ Richard Poirier      6/1/15